UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 17, 2006

Date of report (Date of earliest event reported)

Velocity Express Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North

Bldg. B, Suite 300

Westport, Connecticut 06880

(Address of principal executive offices, including zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 17, 2006, Velocity Express Corporation (the “Company”) entered into a Stock Purchase Agreement (the “SPA”) by and among the Company and certain investors named therein (the “Investors”), pursuant to which the Company sold for cash an aggregate of 500,000 shares of Series Q Convertible Preferred Stock (the “Series Q Preferred Stock”) for a total purchase price of $5,000,000. The SPA contains substantially the same terms and conditions as the agreement entered into by the Company and the investors party thereto on July 3, 2006 (the “July 3 SPA”) in connection with the Company’s sale of 4,000,000 shares of Series Q Preferred Stock. In addition, the Investors have been granted certain registration rights with respect to the shares of the Company’s common stock underlying the Series Q Preferred Stock pursuant to the terms of a Registration Rights Agreement (“RRA”). The RRA contains substantially the same terms and conditions as the agreement entered into by the Company and the investors party thereto on July 3, 2006 (the “July 3 RRA”) in connection with the Company’s sale of 4,000,000 shares of Series Q Preferred Stock. Reference is made to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2006, for a description of the July 3 SPA and the July 3 RRA. The descriptions of the SPA and RRA contained herein are qualified in their entirety by reference to the SPA and RRA, respectively, a copy of the SPA is attached hereto as Exhibit 10.1 and the RRA is incorporated by reference to the Form 8-K filed on July 10, 2006 as Exhibit 10.2 hereto and are both incorporated herein by reference.

The Company obtained a waiver from the existing holders of Series Q Preferred Stock of their right of first refusal to purchase the additional shares of Series Q Preferred Stock sold on August 17, 2006. The description of such waiver is qualified in its entirety by reference to the form of waiver from holders of Series Q Preferred Stock, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

The Company also obtained a waiver from the holders of warrants issued to each purchaser of the Company’s 12% Senior Secured Notes (the “Senior Notes”) of their right to an adjustment in the exercise price and number of shares issuable upon exercise of such warrants due to the Company’s issuance of the additional shares of Series Q Preferred Stock for a consideration per share less than the current market value of the Company’s common stock (and any conversion shares or payment-in-kind dividends issued pursuant thereto). The description of such waiver is qualified in its entirety by reference to the form of waiver from holders of warrants, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 17, 2006, the Company consummated a merger with CD&L, Inc. (“CD&L”) in which CD&L Acquisition Corp., a wholly owned subsidiary of the Company, merged with and into CD&L pursuant to an Agreement and Plan of Merger, dated July 3, 2006 (the “Merger Agreement”). CD&L is engaged in the same business as the Company. Immediately prior to the consummation of the merger, the Company owned approximately 49% of the outstanding shares of CD&L’s common stock. Reference is made to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2006, for a description of the Merger Agreement and the Company’s ownership interest in CD&L prior to the closing of the merger, which report is incorporated herein by reference.

Upon the consummation of the merger, each share of CD&L’s common stock issued and outstanding immediately before the merger was cancelled and converted into the right to receive $3.00 in cash, without interest, for an aggregate merger consideration of approximately $33 million. The aggregate merger consideration was based on 11,039,238 shares of CD&L common stock, representing the issued and outstanding shares of CD&L with the exception of those shares held by the Company.

Item 3.02 Unregistered Sales of Equity Securities

On August 17, 2006, we issued (a) 71,942 shares of common stock and a five-year warrant for the purchase of 133,334 shares of common stock at $1.50 per share to Thomas E. Durkin, III, (b) 117,827 shares of common stock and a five-year warrant for the purchase of 133,333 shares of common stock at $1.50 per share to Paul V. Scura, (c) 13,981 shares of common stock and a five-year warrant for the purchase of 13,333 shares of common stock at $1.50 per share to P. Carter Rise, (d) 13,981 shares of common stock and a five-year warrant for the purchase of 13,333 shares of common stock at $1.50 per share to Denis Kelly, (e) 71,000 shares of common stock and a five-year warrant for the purchase of 93,334 shares of common stock at $1.50 per share to Robert Aiello, and (f) 13,981 shares of common stock and a five-year warrant for the purchase of 13,333 shares of common stock at $1.50 per share to Mathew Vertin. The issuance to Mr. Durkin was in consideration of advisory services in connection with the CD&L merger. Each of the other issuances was in consideration of the provision by Scura Rise Partners of advisory services in connection with the CD&L merger.

On August 22, 2006, pursuant to the terms of the SPA, the Company sold 500,000 shares of Series Q Preferred Stock, which are convertible into an aggregate of 4,545,454 shares of the Company’s common stock, for $10.00 per share. In connection with such sale, we paid aggregate commissions totaling $372,000. Further details regarding this unregistered sale of equity securities are set forth in Item 1.01 above. The contents of Item 1.01 above are incorporated by reference in response to this Item 3.02.

The 500,000 shares of Series Q Preferred Stock were offered and sold to a limited group of institutional and individual purchasers in a private placement transaction effected in reliance upon the exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. Each of the investors is an accredited investor as defined under Rule 501 of Regulation D under the Securities Act.

Item 8.01 Other Events

On August 18, 2006, the Company issued a press release regarding the merger described in Item 2.01 above. Such press release, which appears as Exhibit 99.1 to this Current Report, is incorporated by reference in response to this Item 8.01.

On August 23, 2006, the Company issued a press release regarding the unregistered sale of equity securities described in Item 3.02 above. Such press release, which appears as Exhibit 99.2 to this Current Report, is incorporated by reference in response to this Item 8.01.

The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2006 indicated that the Company (1) planned to issue up to $1,800,000 in additional Senior Notes together with warrants to purchase the Company’s common stock at a price of $1.45 per share in an amount of 345 shares for each $1,000 principal amount of additional notes and (2) sought to cash collateralize the letter of credit issued by Bank of America for the account of CD&L in the approximate amount of $3,800,000 (the “CD&L Letter of Credit”) until it put in place a working capital line of credit under which a replacement letter of credit would be issued. To facilitate the foregoing, a waiver of the provisions of Section 4(n) of the Purchase Agreement dated July 3, 2006 (the “Note Purchase Agreement”), relating to the sale of Senior Notes would have been required. Further, consent to the amendments to the indenture relating to the Senior Notes (the “Indenture”) necessary to permit the Company to issue the additional notes and cash collateralize the CD&L Letter of Credit would have been required. Given the Company’s subsequent decision to forego the sale of such additional notes and the cash collateralization of the CD&L Letter of Credit prior to the consummation of the merger described in Item 2.01 above, neither the above-referenced waiver nor the above-referenced consent is necessary.

Item 9.01 Financial Statements and Exhibits

(a) The financial statements required by this item will be filed by amendment to this current report no later than 71 calendar days after August 23, 2006.

(b) The pro forma financial information required by this item will be filed by amendment to this current report no later than 71 calendar days after August 23, 2006.

(c) Not applicable.

(d) See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2006	Velocity Express Corporation

	By:	/s/ Edward W. Stone
Edward W. Stone
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement for Series Q Preferred Stock, dated August 17, 2006 by and among Velocity Express Corporation and each of the purchasers party thereto

10.2	Form of Registration Rights Agreement by and among Velocity Express Corporation and each of the other parties thereto(incorporated by reference to our Current Report on Form 8-K, filed on July 10, 2006 (File No. 000-28452)).

10.3	Form of Waiver from Holders of Series Q Preferred Stock, effective August 17, 2006.

10.4	Form of Waiver from Holders of Warrants, effective August 17, 2006.

99.1	Press Release dated August 18, 2006.

99.2	Press Release dated August 23, 2006.